Exhibit 4(r)(3)

PAYING AGENT, REGISTRAR & TRANSFER AGENT AND
AUTHENTICATING AGENT AGREEMENT

THIS AGREEMENT is dated as of [ ], and shall remain in effect thereafter, among JPMorgan Chase Financial Company LLC, a Delaware limited liability company (the “Issuer”), JPMorgan Chase & Co., a Delaware corporation (the “Guarantor”), Deutsche Bank Trust Company Americas, a New York banking corporation as trustee under the Warrant Indenture (as defined below) (the “Warrant Trustee”), The Bank of New York Mellon, a New York banking corporation, in each of its capacities hereunder (“BNY Mellon”) and The Bank of New York Mellon, London Branch, in each of its capacities hereunder (“BNY Mellon London” and, together with BNY Mellon, each, an “Agent” and collectively, the “Agents”).

WITNESSETH:

WHEREAS, the Issuer, the Guarantor and the Warrant Trustee have entered into an Indenture, dated as of [ ] (as may be supplemented or amended from time to time, the “Warrant Indenture”), pursuant to which the Issuer may issue its warrants to be issued in one or more series (the “Warrants”);

WHEREAS, the Warrants are fully and unconditionally guaranteed by the Guarantor;

WHEREAS, the Issuer and the Guarantor wish to appoint (a) BNY Mellon as paying agent, registrar and transfer agent under the Warrant Indenture with respect to Warrants for which The Depository Trust Company shall initially act as the Depositary pursuant to Section 2.04 of the Warrant Indenture (with respect to BNY Mellon, the “Relevant Securities”) and (b) BNY Mellon London as paying agent, registrar and transfer agent under the Warrant Indenture with respect to Warrants for which a foreign clearing agency (such as Euroclear Bank SA/NV and/or Clearstream Banking, S.A., Luxembourg) shall initially act as the Depositary pursuant to Section 2.04 of the Warrant Indenture (with respect to BNY Mellon London, the “Relevant Securities”);

WHEREAS, the Issuer, the Guarantor and the Warrant Trustee wish to appoint each Agent as authenticating agent under the Warrant Indenture with respect to the Relevant Securities with respect to such Agent;

WHEREAS, all things necessary to make this Agreement a valid agreement according to the terms of the Warrant Indenture have been done;

NOW, THEREFORE, the Issuer, the Guarantor, the Warrant Trustee and each Agent, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby mutually covenant and agree as follows:

Section 1. Paying Agents. (a) Appointment. In accordance with and subject to Section 3.04 of the Warrant Indenture, the Issuer and the Guarantor hereby appoint each Agent, and each Agent hereby accepts such appointment, to act, on the terms and conditions specified herein, as paying agent in connection with any series of the Relevant Securities with respect to such Agent issued under the Warrant Indenture, unless the parties hereto otherwise agree to the contrary.

(b) Availability of Funds. The Issuer or the Guarantor shall assure that funds are available to the Agent not later than 10:00 a.m. New York City time on or prior to each payment date of any amount payable on the Warrants of any series in immediately available funds sufficient to pay any amount payable on each of the Warrants of such series. If funds are being paid to BNY Mellon London, such funds shall, unless otherwise agreed in writing by the Issuer and BNY Mellon London, be made available to it one day prior to the applicable payment date. The Issuer or the Guarantor, as the case may be, shall promptly notify the Warrant Trustee of any failure to take such action.

(c) Application of Funds; Return of Unclaimed Funds. Until used or applied as herein provided and except as otherwise provided in the terms of any series of Warrants, all funds made available to the relevant Agent hereunder shall be held for the purposes for which they were received but need not be segregated from other funds except to the extent required by law. Any moneys remaining unclaimed at the end of two years after the date on which such amount payable on Warrants of any series shall have become due and payable shall, upon written request of the Issuer or the Guarantor, as the case may be, be repaid to the Issuer or the Guarantor, as the case may be.

(d) Agreements with the Warrant Trustee. Each Agent shall (i) hold all sums received by it as such agent for the payment of the amount payable on the Warrant of any series (whether such sums have been paid to it by the Issuer, the Guarantor or by any other obligor on the Warrants of such series) in trust for the benefit of the holders of the Warrants of such series and (ii) give the Warrant Trustee notice of any failure by the Issuer, the Guarantor or by any other obligor on the Warrants of such series to make any payment of the amount payable on the Warrants when the same shall be due and payable.

(e) No Agency Relationship. In acting under this Agreement or in connection with any series of Warrants issued under either Indenture, each Agent is acting solely as agent of the Issuer and the Guarantor and shall not assume any relationship of agency or trust for or with any holder of such Warrants, except that all funds held by an Agent for payment of amounts payable on the Warrants shall be held in trust by it and applied to payments of the relevant Warrants subject to the limitations set forth herein and in the terms of such Warrants.

Section 2. Registrars and Transfer Agents. (a) Appointment. The Issuer and the Guarantor hereby appoint each Agent, and each Agent hereby accepts such appointment, to act, on the terms and conditions specified herein,

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as registrar and transfer agent in connection with any series of the Relevant Securities with respect to such Agent issued under the Warrant Indenture, unless the parties hereto otherwise agree to the contrary.

(b) Rights and Obligations. Each Agent shall have the same rights and obligations with respect to the registration and transfer of any series of the Relevant Securities with respect to such Agent that the Issuer has outstanding, as provided under Sections 2.08 and 3.02 of the Warrant Indenture.

Section 3. Authenticating Agents. (a) Appointment. In accordance with and subject to Section 6.13 of the Warrant Indenture, the Issuer, the Guarantor and the Warrant Trustee hereby appoint each Agent, and each Agent hereby accepts such appointment, to act, on the terms and conditions specified herein, as authenticating agent on behalf of the Warrant Trustee to authenticate the Relevant Securities with respect to such Agent, including such Relevant Securities issued upon exchange, registration of transfer, partial redemption or pursuant to Section 2.09 of the Warrant Indenture, unless the parties hereto otherwise agree to the contrary.

(b) Representation and Warranty of Each Agent. Each Agent hereby represents and warrants that it is, and at all times during which this Agreement is in effect will be, (i) a corporation organized and doing business under the laws of the United States of America or of any State, (ii) authorized under such laws to exercise corporate trust powers, (iii) an institution having a combined capital and surplus of at least $50,000,000 (determined as provided in Section 6.09 of the Warrant Indenture) and (iv) subject to supervision or examination by Federal or State authority.

(c) Authorized Representatives. From time to time the Issuer will furnish each Agent with a certificate or similar form of evidence of the Issuer demonstrating the incumbency of officers authorized to execute Warrants and Issuer Orders on behalf of the Issuer (an “Authorized Representative”). Until an Agent receives a subsequent incumbency certificate or similar form of evidence of the Issuer, such Agent shall be entitled to rely on the last such certificate or similar form of evidence delivered to it for purposes of determining the Authorized Representatives.

(d) Reliance on an Issuer Order. No authenticating agent hereunder shall incur liability to the Issuer in acting hereunder on instructions which the recipient believed in good faith to have been given by an Authorized Representative.

Section 4. Liability. None of the Agents and their respective officers and employees shall be liable for any act or omission hereunder except in the case of gross negligence or willful misconduct. The duties and obligations of the Agents and their respective officers and employees shall be determined by the express provisions of this Agreement, and they shall not be liable except for the

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performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them. Each Agent may consult with counsel and shall be fully protected in any action taken in good faith in reliance on the advice of counsel. None of the Agents and their respective officers and employees shall be required to ascertain whether any issuance or sale of Warrants (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which the Issuer is a party (whether or not the relevant Agent is also a party of such other agreement). Each Agent may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. No Agent shall be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the relevant Indenture.

Section 5. Indemnification. The Issuer and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Agent and its directors, officers, employees and agents from and against any and all liabilities (including liability for penalties), losses, claims, damages, actions, suits, judgments, demands, costs and expenses (including reasonable legal fees and expenses) relating to or arising out of or in connection with its or their performance under this Agreement, except to the extent that they are caused by the gross negligence or willful misconduct of such Agent. The foregoing indemnity includes, but is not limited to, any action taken or omitted in good faith within the scope of this Agreement upon telephone, telecopier or other electronically transmitted instructions, if authorized herein, received from or believed by the relevant Agent in good faith to have been given by an Authorized Representative. In no event shall any Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. This indemnity shall survive the resignation or removal of such Agent and the satisfaction or termination of this Agreement.

Section 6. The Warrant Trustee. The Warrant Trustee shall be afforded all of the rights, powers, protections, immunities and indemnities set forth in the Warrant Indenture as if such rights, powers, immunities and indemnities were specifically set forth herein.

Section 7. Compensation of Each Agent. The Issuer and the Guarantor, jointly and severally, agree to promptly pay the compensation of each Agent at such rates as shall be agreed upon from time to time and to reimburse such Agent its out-of-pocket expenses (including reasonable legal fees and expenses), disbursements and advances incurred or made in accordance with any provisions of this Agreement. The obligations of the Issuer and the Guarantor to

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each Agent pursuant to this Section shall survive the resignation or removal of such Agent and the satisfaction or termination of this Agreement.

Section 8. Notices. Notices and other communications hereunder shall be in writing and shall be addressed as follows, or to such other addresses as the parties hereto shall specify from time to time, or by fax or email communication in a PDF format:

(i) if to the Issuer:

JPMorgan Chase Financial Company LLC
383 Madison Avenue, Floor 21
New York, New York 10179
Attention: Patrick Dempsey
Phone: (212) 622-8007
Fax: (917) 849-4715

(ii) if to the Guarantor:

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017
Attention: Irene Apotovsky
Phone: (212) 834-4808
Fax: (212) 270-0819

(iii) if to BNY Mellon:

The Bank of New York Mellon
as Paying Agent, Registrar & Transfer Agent and Authenticating Agent
Corporate Trust
101 Barclay Street - 7E
New York, New York 10286
Attention: Corporate Finance Department / J. Espinola
Phone: (212) 815-5362
Fax: (212) 815-5595

(iv) if to BNY Mellon London:

The Bank of New York Mellon, London Branch
as Paying Agent, Registrar & Transfer Agent and Authenticating Agent
Corporate Trust Services
One Canada Square
London, E14 5AL

(v) if to the Warrant Trustee:

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Deutsche Bank Trust Company Americas
Trust & Agency Services
60 Wall Street, 16th Floor
MS: NYC60-1630
New York, New York 10005

Attention: Corporates Team Deal Manager – JPMorgan Chase Financial Company LLC
Fax: (732) 578-4635

with a copy to:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Trust & Agency Services
100 Plaza One, 6th Floor
MS: JCY03-0699
Jersey City, New Jersey 07311
Attention: Corporates Team Deal Manager – JPMorgan Chase Financial Company LLC
Fax: (732) 578-4635

Section 9. Resignation or Removal of an Agent. (a) Resignation by an Agent. Subject to Section 9(c), each Agent may at any time resign in its capacity as any agent designated hereunder by giving written notice to the Issuer and the Guarantor (and, in the case of resignation in its capacity as an authenticating agent, to the Warrant Trustee) of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall be not less than three months after the giving of such notice by such Agent to the Issuer and the Guarantor and, if applicable, to the Warrant Trustee.

(b) Removal by Issuer and the Guarantor. The Issuer and the Guarantor may at any time remove any Agent in its capacity as any agent designated hereunder by giving written notice to such Agent specifying such capacity upon which the removal relates and the date upon which it is intended to become effective.

(c) Effective Date. Such resignation or removal shall take effect on the date of the appointment by the Issuer and the Guarantor (and if applicable, the Warrant Trustee) of a successor agent and the acceptance of such appointment by such successor agent. In the event of resignation by an Agent in any capacity, if a successor agent has not been appointed by the Issuer and the Guarantor within three months after the giving of notice by such Agent of its intention to resign in such capacity, such Agent may, at the expense of the Issuer and the Guarantor, petition any court of competent jurisdiction for appointment of a successor agent.

Section 10. Information and Document to Be Delivered. In order to comply with the laws, rules, regulations and executive orders in effect from time

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to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Warrant Trustee is required to obtain, verify, record and update certain information relating to individuals and entities that maintain a business relationship with the Warrant Trustee. Accordingly, each of the parties agree to provide to the Warrant Trustee, upon its request from time to time, such identifying information and documentation as may be available for such party in order to enable the Warrant Trustee to comply with Applicable Law.

Section 11. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto, their successors and assigns, and no other person shall acquire or have any right under or by virtue hereof.

Section 12. Warrants Held by an Agent. Each Agent, in its individual or other capacity, may become the owner or pledgee of the Warrants with the same rights it would have if it were not acting as a paying agent, a registrar and transfer agent or an authenticating agent hereunder.

Section 13. Governing Law. This Agreement is to be delivered and performed in the State of New York, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

Section 14. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts. Each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 15. Capitalized Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Warrant Indenture.

SECTION 16. Merger, Conversion, Consolidation or Succession to Business of Preference Security Paying Agent. Subject to Section 9(b) hereof, any person into which any Agent may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which any Agent shall be a party, or any person succeeding to all or substantially all of the corporate trust business of any Agent shall be the successor of such Agent in each capacity hereunder; provided that such person shall be otherwise qualified and eligible under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 17. No Knowledge of Amendments to the Warrant Indenture. Each Agent, in each of its capacities hereunder, shall not be deemed to have any

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knowledge of any amendments to the Sections of the Warrant Indenture referenced herein after the date hereof, and any amendments to the Sections of the Warrant Indenture referenced herein after the date hereof will not modify the duties or obligations of any Agent unless and until a copy of such amendment has been furnished to such Agent at its address specified herein.

SECTION 18. Waiver of Jury Trial. Each of the Issuer, the Guarantor, EACH AGENT AND the Warrant Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement.

SECTION 19. Force Majeure. In no event shall any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that each Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the date and year first above written.

JPMORGAN CHASE FINANCIAL COMPANY LLC

By:
Name:
Title:

JPMORGAN CHASE & CO.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS as Warrant Trustee

By:
Name:
Title:

By:
Name:
Title:

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